February 5, 2019

Rajat Rai

RE: Separation and Consulting Agreement

Dear Raj:

This Separation and Consulting Agreement (this “Agreement”) is intended to set forth our mutual understanding and agreement regarding your retirement as Chief Executive Officer and from your employment with Akorn, Inc., a Louisiana corporation (collectively with its successors and assigns, the “Company”), and all its affiliates, as the parties agreed to formalize such understandings in the letter agreement entered into between the parties December 27, 2018 and as disclosed in the Company’s filings with the SEC on Form 8-K.

Capitalized terms used in this Agreement that are not defined herein shall have the meanings given such terms in the Employment Agreement by and between you and the Company, dated as of April 11, 2014, as amended concurrently herewith (as amended, the “Employment Agreement”).

Accordingly, you and the Company hereby agree as follows:

1.Retirement. The parties hereby acknowledge that your employment with the Company terminated effective as of December 31, 2018 11:59pm CT (the “Retirement Date”). The Company and you agree that you are entitled to severance benefits under the Employment Agreement as though you resigned for “Good Reason” (as defined in the Employment Agreement). You hereby agree to execute any additional documentation with respect thereto as may be reasonably requested by the Company. You hereby acknowledge that the compensation provided under Section 3(c) below is in addition to, and not required to be paid pursuant to, the Employment Agreement or any other compensation plan, program, policy or arrangement.
2.    Advisory Services.
(a)    The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement. You agree to serve as a non-employee adviser to the Company from the Retirement Date through March 31, 2019 (the “Advisory Period”).
(b)    During the Advisory Period, you shall report to the Company’s General Counsel (the “GC”) and the Board of Directors (the “Board”) and shall be reasonably available to the Board and the management team to provide transition, consulting and litigation related support as reasonably requested by the Board or the management team.
3.    Obligations of the Company. %2. Incentive Compensation. Your vested and unvested Company stock options and unvested restricted stock units that were outstanding as of the Retirement Date shall remain outstanding and exercisable through the Advisory Period, during which time you are considered to be a Service Provider as that term is defined in the applicable equity-based compensation plan or award agreement. Notwithstanding anything to the contrary in the applicable equity-based compensation plan or award agreement, and notwithstanding the terms of the letter agreement entered into between the parties on December 27, 2018 and filed with the SEC which you and the Company hereby wish to correct, your vested and unvested Company stock options and unvested Company restricted stock units that were outstanding as of the Retirement Date shall not be forfeited and canceled as of the Retirement Date, and instead shall remain outstanding and shall continue to vest during the Advisory Period pursuant to their normal vesting schedules, and shall vest in full upon the expiration of the Advisory Period, subject to the Company certifying that you have satisfied your obligations under this Agreement.
4.    Independent Contractor. %2. Status. During the Advisory Period, you shall be an independent contractor with respect to the Company and its affiliates and there shall not be implied by this Agreement any relationship between you, on the one hand, and the Company and its affiliates, on the other hand, of employer-employee, partnership, joint venture, principal and agent or the like. No employees of the Company or its affiliates shall report to you. You shall not have the authority to act as an agent of the Company or its affiliates or to obligate or bind the Company or its affiliates in any respect, except on authority specifically so delegated in a prior writing from a duly authorized officer of the Company or its affiliate.
(a)    Taxes. To the extent consistent with applicable law, the Company shall not withhold or deduct from any amounts payable to you pursuant to this Agreement any income taxes or other employment taxes of any other nature on your behalf. You shall be solely responsible for the payment of any Federal, state, local and other income and self-employment taxes in respect of any amounts payable to you pursuant to this Agreement and shall hold the Company and its officers, directors and employees harmless from any liability arising from your failure to comply with the foregoing provisions of this sentence.
5.    Obligations of the Executive. %2. Cooperation. You hereby agree that the payment of any amounts pursuant to this Agreement is conditional upon you reasonably cooperating with the Company in connection with all matters relating to your employment with the Company prior to the Retirement Date, including any on-going or future governmental or other regulatory investigations, arbitrations, litigations or similar matters until such investigations, arbitrations, litigations or other matters are completely resolved.
(a)    Restrictive Covenants. %3. Except as otherwise set forth in this Section 5(b), Sections 8 (Confidential Information), 9.1 (Non-Competition), 9.2 (Non-Solicitation), 9.3 (Property of the Company) and 9.4 (Remedies) of the Employment Agreement shall continue to apply to you during the Advisory Period (and thereafter, to the extent provided in the Employment Agreement or in the immediately following sentence). Notwithstanding anything to the contrary in the Employment Agreement, you shall continue to be bound by the provisions of Sections 9.1 (Non-Competition), 9.2 (Non-Solicitation) and 9.3 (Remedies) of the Employment Agreement during the one-year period following the Retirement Date.
(i)    For the avoidance of doubt, nothing in this Agreement or the Employment Agreement shall prohibit you from (1) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law, (2) providing Confidential Information (as defined in Section 8.1 of the Employment Agreement) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934 or (3) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding.
6.    Miscellaneous. The provisions of Sections 15 (Notice), 17 (Miscellaneous), 18 (Governing Law; Mediation and Arbitration), 19 (Code Section 409A Compliance) and 20 (Severability) of the Employment Agreement shall be incorporated by reference in this Agreement as if set forth herein.

(a)    [Remainder of page intentionally left blank.]

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours,

AKORN, INC.

By:	/s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi
Title: General Counsel

Accepted and Agreed to:

RAJAT RAI

/s/ Raj Rai

Date:     2/7/2019